As filed with the Securities and Exchange Commission on January 4, 2005.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Collegiate Funding Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-6349118
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10304 Spotsylvania Avenue Suite 100 Fredericksburg, Virginia 22408 (540) 374-1600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrants Principal Executive Offices)

Collegiate Funding Services, Inc. 2002 Stock Incentive Plan
(Full Title of the Plan)

Charles L. Terribile Collegiate Funding Services, Inc. 10304 Spotsylvania Avenue Suite 100 Fredericksburg, Virginia 22408 (540) 374-1600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:
Michael D. Nathan, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Proposed maximum	Amount of
	registered	offering price per	aggregate offering	registration
Title of securities to be registered	(a)	share(b)	price(b)	fee(b)
Common stock, $0.001 par value per share	4,566,952	$13.94	$63,663,311	$7,493.17

(a)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of common stock that become issuable under the 2002 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(b)	Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price per share and the proposed maximum offering price are estimated for the purpose of calculating the amount of registration fee and are based upon the average of the high and low prices of shares of common stock on the Nasdaq National Market on December 31, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     Employees participating in the Plan may obtain a copy of the Plan or the documents incorporated by reference in Item 3 of Part II below, at no cost, by writing or telephoning Collegiate Funding Services, Inc., 10304 Spotsylvania Avenue, Suite 100, Fredericksburg, Virginia 22408, (540) 374-1600 x5363, Attention: Paige Jones.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents that the Registrant has filed with the Commission pursuant to the Securities Exchange Act, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

(a)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2004 and September 30, 2004;

(b)	The Registrant’s prospectus filed on July 15, 2004 pursuant to Rule 424(b) of the Securities Act (Registration No. 333-114466); and

(c)	The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission under Section 12(g) of the Exchange Act on July 14, 2004 (File No. 000-50846), including any amendment or report filed for the purpose of updating such description.

     All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

     Not applicable.

Item 5.    Interests of Named Experts and Counsel.

     None.

Item 6.    Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law (the “DGCL”) grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors’ fiduciary duty of care, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     Articles VIII and IX of the Registrant’s Amended and Restated Certificate of Incorporation (filed as Exhibit 4.1) provide that, except as otherwise provided by the DGCL, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director and that the Registrant may indemnify directors and officers of the Registrant to the fullest extent permitted by the DGCL, against all expense and liability (including without limitation, attorneys’ fees and disbursements, court costs, damages, fines, amounts paid or to be paid in settlement, and excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith and such indemnification may continue as to a person who has ceased to be a director or officer of the Registrant and may inure to the benefit of such person’s heirs, executors and administrators.

     Article IV of the Registrant’s Amended and Restated By-laws (filed as Exhibit 4.2) (the “By-laws”) provides that, with respect to third party claims, the Registrant, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware, as in effect from time to time shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including any appeal thereof), whether civil, criminal, administrative, regulatory or investigative in nature (other than an action by or in the right of the Registrant), by reason of the fact that such person is or was a director or officer of the Registrant, or, if at a time when he or she was a director or officer of the Registrant, is or was serving at the request of, or to represent the interests of, the Registrant as a director, officer, partner, member, trustee, fiduciary, employee or agent (a “Subsidiary Officer”)

of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise including any charitable or not-for-profit public service organization or trade association (an “Affiliated Entity”), against expenses (including attorneys’ fees and disbursements), costs, judgments, fines, penalties and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that (i) the Registrant shall not be obligated to indemnify a director or officer of the Registrant or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action, suit, proceeding or investigation to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof or the Chairman, a Vice Chairman or the President of the Registrant and (ii) the Registrant shall not be obligated to indemnify against any amount paid in settlement unless the Registrant has consented to such settlement. The termination of any action, suit or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his or her conduct was unlawful. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs or expenses incurred in connection with any action, suit or proceeding commenced by such person against the Registrant or any Affiliated Entity or any person who is or was a director, officer, partner, member, fiduciary, employee or agent of the Registrant or a Subsidiary Officer of any Affiliated Entity in their capacity as such, but such indemnification may be provided by the Registrant in a specific case as permitted by the By-laws.

     The By-laws also provide that, with respect to derivative claims, the Registrant, to the fullest extent permitted and in the manner required, by the laws of the State of Delaware, as in effect from time to time shall indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action or suit (including any appeal thereof) brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or, if at a time when he or she was a director or officer to the Registrant, is or was serving at the request of, or to represent the interests of, the Registrant as a Subsidiary Officer of an Affiliated Entity against expenses (including attorneys’ fees and disbursements) and costs actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless, and only to the extent that, the Court of Chancery of the State of Delaware or the court in which such judgment was rendered shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses and costs as the Court of Chancery of the State of Delaware or such other court shall deem proper; provided, however, that the Registrant shall not be obligated to indemnify a director or officer of the Registrant or a Subsidiary Officer of any Affiliated Entity against expenses incurred in connection with an action or suit to which such person is threatened to be made a party but does not become a party unless such expenses were incurred with the approval of the Board of Directors, a committee thereof, or the Chairman, a Vice Chairman or the President of the Corporation. Notwithstanding anything to the contrary in the foregoing provisions of this paragraph, a person shall not be entitled, as a matter of right, to indemnification pursuant to this paragraph against costs and expenses incurred in connection with any action or suit in the right of the Registrant commenced by such Person, but such indemnification may be provided by the Registrant in any specific case as permitted under the By-laws.

     The Registrant has also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the Registrant may, in such capacities, incur.

Item 7.    Exemption from Registration Claimed.

     None.

Item 8.    Exhibits.

     The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of Collegiate Funding Services, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 File No. 333-114466).

4.2	Amended and Restated By-Laws of Collegiate Funding Services, Inc. (Incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 File No. 333-114466).

4.3	Stockholders Agreement, dated May 17, 2002, by and among CFSL Holdings Corp., CFSL Acquisition Corp. and the investors listed on Schedule A of the Stockholders Agreement (Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 File No. 333-114466).

4.4	Form of Certificate of Common Stock (Incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 File No. 333-114466).

4.5	Stock Incentive Plan of Collegiate Funding Services, Inc. (Incorporated by reference to Exhibit 10.14 of the Registrant’s Registration Statement on Form S-1 File No. 333-114466).

5.1	Opinion of Charles L. Terribile, Esq., General Counsel of Collegiate Funding Services, Inc.

23.1	Consent of Charles L. Terribile, Esq., General Counsel of Collegiate Funding Services, Inc. (included as part of his opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of PBGH LLP.

24	Power of Attorney (included on signature page).

Item 9. Undertakings.

     (1) The undersigned Registrant hereby undertakes:

     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                    (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (c) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fredericksburg, State of Virginia on the 4th day of January, 2005.

COLLEGIATE FUNDING SERVICES, INC. (Registrant)

By:	/s/ J. Barry Morrow Name: J. Barry Morrow Title: Principal Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kevin A. Landgraver and Charles L. Terribile, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, in connection with this Registration Statement, to sign any and all amendments or supplements to this Registration Statement, including any and all stickers and post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, and does hereby grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on the 4th day of January, 2005.

Signature	Title

/s/ J. Barry Morrow J. Barry Morrow	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Kevin A. Landgraver Kevin A. Landgraver	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Kenneth M. Duberstein Kenneth M. Duberstein	Director

/s/ Lawrence A. Hough Lawrence A. Hough	Director

/s/ Athanassios Michas Athanassios Michas	Director

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Amended and Restated Certificate of Incorporation of Collegiate Funding Services, Inc. (Incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form S-1 File No. 333-114466).

4.2	Amended and Restated By-Laws of Collegiate Funding Services, Inc. (Incorporated by reference to Exhibit 3.2 of the Registrant’s Registration Statement on Form S-1 File No. 333-114466).

4.3	Stockholders Agreement, dated May 17, 2002, by and among CFSL Holdings Corp., CFSL Acquisition Corp. and the investors listed on Schedule A of the Stockholders Agreement (Incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1 File No. 333-114466).

4.4	Form of Certificate of Common Stock (Incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-1 File No. 333-114466).

4.5	Stock Incentive Plan of Collegiate Funding Services, Inc. (Incorporated by reference to Exhibit 10.14 of the Registrant’s Registration Statement on Form S-1 File No. 333-114466)

5.1	Opinion of Charles L. Terribile, Esq., General Counsel of Collegiate Funding Services, Inc.

23.1	Consent of Charles L. Terribile, Esq., General Counsel of Collegiate Funding Services, Inc. (included as part of his opinion filed as Exhibit 5.1 hereto).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of PBGH LLP.

24	Power of Attorney (included on signature page).